UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2012

Atlas Resource Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-35317	45-3591625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Park Place Corporate Center One 1000 Commerce Drive, Suite 400 Pittsburgh, PA	15275
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 800-251-0171

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

On April 30, 2012, Atlas Resources Partners, L.P. (the “Partnership”) entered into an amendment to its senior secured revolving credit facility (the “Credit Facility”) to increase the borrowing base from $138 million to $250 million. This borrowing base redetermination was in lieu of the redetermination scheduled for May 1, 2012. The amendment also effected a modification in the applicable margin used to calculate interest under the Credit Facility to between 2.00% and 3.00% for LIBOR loans and between 1.00% and 2.00% for base rate loans. The Partnership borrowed $67 million under the Credit Facility to partially fund the Acquisition (defined below). A copy of the First Amendment to Amended and Restated Credit Agreement is attached hereto as Exhibit 10.1.

Sale of Common Units

Also on April 30, 2012, the Partnership completed its previously announced private placement (the “Private Placement”) of its common units pursuant to the Common Unit Purchase Agreement dated March 15, 2012 (the “Common Unit Purchase Agreement”), between the Partnership and the third party investors named therein (collectively the “Purchasers”). In accordance with the Common Unit Purchase Agreement, which was filed by the Partnership as Exhibit 10.1 to its Current Report on Form 8-K filed on March 21, 2012, the Partnership issued 6,027,945 of its common units at a negotiated price per unit of $20.00, resulting in gross proceeds to the Partnership of $120,558,900. $5 million of common units were purchased by executive officers of the general partner of the Partnership. The proceeds were used to partially fund the Acquisition. The common units were issued and sold in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

In connection with the Private Placement, the Partnership entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Partnership agreed to file a registration statement with the Securities and Exchange Commission within 6 months of April 30, 2012 to register the resale of the common units by the Purchasers. In accordance with the Registration Rights Agreement, the Partnership will use its commercially reasonable efforts to have the registration statement declared effective by December 31, 2012, and will cause the registration statement to be continuously effective until the earlier of (i) the date as of which all such common units registered thereunder are sold by the Purchasers and (ii) April 30, 2013. This summary of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 4.1.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On April 30, 2012, ARP Barnett, LLC, an indirect wholly-owned subsidiary of the Partnership (“ARP Barnett”), completed the acquisition (the “Acquisition”) of certain assets from Carrizo Oil & Gas, Inc. and its wholly owned subsidiaries CLLR Inc., Hondo Pipeline, Inc. and Mescalero Pipeline, LLC pursuant to the Purchase and Sale Agreement dated as of March 15, 2012, for $187 million in cash. The Purchase and Sale Agreement was filed by the Partnership as Exhibit 2.1 to its Current Report on Form 8-K filed on March 21, 2012. The assets acquired include interests in approximately 200 natural gas wells producing from the Barnett Shale, located in Bend Arch-Fort Worth Basin in North Texas and related proved undeveloped acres as well as gathering pipelines and associated gathering facilities that service certain of the acquired wells.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 to this Current Report is hereby incorporated by reference into this Item 3.02.

Item 7.01	Regulation FD Disclosure.

On April 30, 2012, Atlas issued a press release related to the foregoing. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01.	Other Events.

On April 18, 2012, the Partnership’s newly-formed subsidiaries, ARP Barnett and ARP Oklahoma, LLC, joined as guarantors of the Credit Facility. On April 30, 2012, the Partnership’s newly-formed subsidiary, ARP Barnett Pipeline, LLC, joined as a guarantor of the Credit Facility. Copies of the Joinder Agreements are attached hereto as Exhibit 10.2 and 10.3.

Historical financial statements for the businesses acquired and pro forma financial information are not included in this Current Report on Form 8-K. This information will be filed in a subsequent Current Report on Form 8-K as required by Securities and Exchange Commission regulations.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Registration Rights Agreement dated as of April 30, 2012

10.1	First Amendment to Amended and Restated Credit Agreement dated as of April 30, 2012

10.2	Joinder Agreement dated as of April 18, 2012

10.3	Joinder Agreement dated as of April 30, 2012

99.1	Press Release of Atlas Resource Partners, L.P. dated as of April 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 30, 2012	ATLAS RESOURCE PARTNERS, L.P.

	By:	Atlas Resource Partners GP, LLC, its general partner

	By:	/s/ Sean P. McGrath
	Name:	Sean P. McGrath
	Its:	Chief Financial Officer

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